Telesis Technology Corporation Receives ISO 9001:2000 and AS9120:2002 Certification.

Palmetto, Florida – October 25th, 2005 – Telesis Technology Corporation (OTC: TLST) today announced that it has officially received ISO 9001:2000 and AS9120:2002 Certification today.  The company was awarded the certification for its quality management system to be in conformance for the scope of federal government, aerospace supplier and defense products contractor.   AS9120:2002 is an aerospace quality standard that will enable the company to improve its quality management system to level with the global standard adopted by the aerospace industry.  Telesis customers require manufacturers and their suppliers to have quality systems certified to ISO 9001 and AS9100.  This certification verifies that Telesis quality management system meets the highest standards.

"The attainment of the internationally-recognized ISO 9001 quality standard is a very key element of our business strategy as Telesis continues to sharpen its focus on servicing the fast-growing defense products market," said Hasit Vibhakar, chairman and chief executive officer of Telesis. "This will enable us to continue to expand our services to our existing customers while providing us further competitive strength to attract new ones," he said.

About Telesis Technology Corporation

Telesis Technology Corporation is a Federal Aerospace and Defense Contractor.  Telesis Technology Corporation has several operating divisions with main locations in Superior, Nebraska and Palmetto, Florida.  Company website is http://www.telesistechnology.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the U.S. Securities and Exchange Commission.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com